UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARCTIC CAT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ARCTIC CAT INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 3, 2011

Notice is hereby given that the Annual Meeting of Shareholders of Arctic Cat Inc. will be held at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701, on Wednesday, August 3, 2011, at 4:00 p.m., Central Daylight Time, for the following purposes:

1.	To elect three directors to serve a three-year term or until their successors are elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of an executive compensation advisory vote; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on June 6, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Since it is important that your shares be represented at the Annual Meeting, whether or not you personally plan to attend, you are requested to sign, date and promptly return your proxy card in the enclosed envelope. If you are a record holder, you may also submit your proxy by telephone or through the Internet by following the instructions on the proxy card. If you own shares in “street name” (i.e., through a broker), you should follow the instructions provided by the broker. Returning your signed proxy or submitting your proxy by telephone or through the Internet will not prevent you from voting in person at the Annual Meeting, should you desire to do so.

By Order of the Board of Directors,

TIMOTHY C. DELMORE,

Secretary

Plymouth, Minnesota

June 22, 2011

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held

on August 3, 2011:

This Proxy Statement and Notice of Annual Meeting, and our Annual Report for the fiscal year ended

March 31, 2011 are available at: www.proxydocs.com/acat

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ARCTIC CAT INC.

505 Highway 169 North, Suite 1000

Plymouth, MN 55441

PROXY STATEMENT

Annual Meeting of Shareholders

August 3, 2011

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Arctic Cat Inc., a Minnesota corporation (the “Company,” “we,” “us” or “our”), to be voted at our 2011 Annual Meeting of Shareholders that will be held at our main manufacturing facility located at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701, on Wednesday, August 3, 2011, at 4:00 p.m., Central Daylight Time, or any adjournment or adjournments thereof (the “Annual Meeting”). If you need directions to the Annual Meeting, please call (763) 354-1800. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about June 22, 2011.

Our Annual Report for the fiscal year ended March 31, 2011 (“fiscal 2011”), including audited financial statements, is being mailed to shareholders concurrently with this Proxy Statement.

ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying Notice of Annual Meeting of Shareholders. This includes (1) the election of three directors to serve a three-year term or until their successors are elected and qualified, (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, (3) the holding of an advisory vote on executive compensation, (4) the holding of an advisory vote on the frequency of an executive compensation advisory vote, and (5) the transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting. In addition, management will report on our performance and respond to questions from shareholders.

WHO IS ENTITLED TO VOTE?

Only shareholders of record of our outstanding common stock (the “Common Stock”) at the close of business on the record date, June 6, 2011, are entitled to receive notice of and to vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon and there is no cumulative voting. Each share of Class B Common Stock entitles its holder to cast one vote on each matter to be voted upon except for the election of directors.

WHO MAY ATTEND THE ANNUAL MEETING?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

WHAT CONSTITUTES A QUORUM?

The presence at the Annual Meeting, in person or by proxy, of a majority of the voting power of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. A quorum is required for business to be conducted at the Annual Meeting. As of the record date, 18,182,184 shares of our Common Stock were outstanding (including 6,102,000 shares of Class B Common Stock which do not vote with the Common Stock in the general election of directors, but do vote for the other proposals at the Annual Meeting). If you submit a properly executed proxy card or vote your proxy electronically through the Internet or by telephone as described on the proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions and broker non-votes will be treated as shares present for purposes of determining the existence of a quorum.

HOW DO I VOTE?

Sign and date each proxy card you receive and return it in the prepaid envelope or vote electronically through the Internet or by telephone by following the instructions on the proxy card. If you return a properly executed proxy card without specific voting instructions, your shares will be voted in accordance with the Board’s recommendations, as FOR the nominees for director in Proposal 1, FOR Proposal 2 ratifying the selection of Grant Thornton LLP, FOR Proposal 3 approving our executive compensation, for a frequency of every THREE YEARS on Proposal 4, and at the discretion of the Proxy Agents (as hereafter defined) as to any other matters which may properly come before the Annual Meeting.

If you wish to vote by Internet or telephone, you must do so before 12:00 p.m. Central Daylight Time on Tuesday, August 2, 2011. After that time, Internet and telephone voting will not be permitted and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD OR VOTE ELECTRONICALLY?

Yes. Even after you have submitted your proxy card or voted electronically through the Internet or by telephone, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change it by:

1)	Returning a later-dated proxy (by mail, Internet or telephone);

2)	Delivering a written notice of revocation to our Secretary at our principal executive office at 505 Highway 169 North, Suite 1000, Plymouth, MN 55441; or

3)	Attending the Annual Meeting and voting in person at the Annual Meeting (although attendance at the Annual Meeting without voting at the Annual Meeting will not, in and of itself, constitute a revocation of your proxy).

WHAT ARE THE BOARD’S RECOMMENDATIONS?

The Board’s recommendation is set forth after the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of each of the nominated directors to serve a three-year term or until their successors are elected and qualified (see Proposal 1);

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year (see Proposal 2);

•	FOR the approval of our executive compensation (see Proposal 3); and

•	FOR a frequency of every THREE YEARS on the frequency of executive compensation advisory votes (see Proposal 4).

With respect to any other matter that properly comes before the Annual Meeting, Christopher A. Twomey and Claude J. Jordan (the “Proxy Agents”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote in accordance with the recommendations of the Board.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

For Proposal 1, the election of directors, each shareholder of Common Stock will be entitled to vote for three nominees and the three nominees with a “plurality,” or the greatest number of FOR votes, will be elected. The holder of Class B Common Stock does not vote in the general election of directors. See “Proposal 1—Election of Directors” in this Proxy Statement.

For Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval. The holder of Class B Common Stock may vote on Proposal 2, and on Proposals 3 and 4.

For Proposal 3, the executive compensation advisory vote, the affirmative vote of a majority of the shares of Common Stock, represented in person or by proxy and entitled to vote on the proposal, will be required for approval. This is a non-binding advisory vote; however, our Compensation and Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

For Proposal 4, the advisory vote on the frequency of executive compensation advisory vote, the vote of a plurality of shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal will be required for approval. A plurality for Proposal 4 means the choice of frequency that receives the greatest number of votes cast will be considered the preference of our shareholders. This is a non-binding advisory vote; however, our Board expects to take into account the outcome of the vote when considering the frequency of future executive compensation advisory votes.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

Under the New York Stock Exchange, or NYSE, rules, if your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. The NYSE Rules apply to us notwithstanding the fact that shares of our Common Stock are traded on The NASDAQ Stock Market. Proposal 1—Election of Directors, Proposal 3—Executive Compensation Advisory Vote and Proposal 4—Advisory Vote on the Frequency of Executive Compensation Advisory Vote are not “routine” matters. Accordingly, if you do not direct your broker how to vote, your broker may not exercise discretionary voting authority and may not vote your shares. This is called a “broker non-vote,”

and although your shares will be considered to be represented by proxy at the Annual Meeting, as previously discussed above under “What constitutes a quorum?,” they are not considered to be shares “entitled to vote” at the Annual Meeting and will not be counted as having been voted on the applicable proposal. Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm is a “routine” matter and, as such, your broker is permitted to exercise discretionary voting authority to vote your shares “For” or “Against” the proposal in the absence of your instruction. Proxies marked “Withheld” on Proposal 1—Election of Directors, or “Abstain” on Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm or Proposal 3—Executive Compensation Advisory Vote proposal will be counted in determining the total number of shares “entitled to vote” on such proposal and will have the effect of a vote “Against” a director or a proposal. If you “Abstain” from voting on Proposal 4—Advisory Vote on the Frequency of Executive Compensation Advisory Vote, the abstention will not have an effect on the outcome of the vote.

WHO WILL COUNT THE VOTE?

An Inspector of Elections will be appointed for the Annual Meeting and will work with a representative of Wells Fargo Shareowner Services, our independent stock transfer agent, to count the votes.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards or vote electronically through the Internet or by telephone for each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

HOW WILL DISCRETIONARY VOTING ON ANY OTHER BUSINESS OR ADJOURNMENT OF THE ANNUAL MEETING BE CONDUCTED?

Although we do not know of any business to be considered at the Annual Meeting other than the matters described in this Proxy Statement, if any other business is presented at the Annual Meeting, your proxy gives authority to the Proxy Agents to vote on such matters at their discretion, including to adjourn the Annual Meeting.

Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

HOW ARE PROXIES SOLICITED?

In addition to use of the mail, proxies may be solicited by our officers, directors, and other regular employees by telephone, through electronic transmission, facsimile transmission or personal solicitation, and no additional compensation will be paid to such individuals. We will request that banks, brokerage houses, other custodians, nominees and certain fiduciaries forward proxy materials and annual reports to the beneficial owners of our Common Stock.

WHO PAYS FOR THE COST OF THIS PROXY SOLICITATION?

We will bear the entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the Annual Meeting. We will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

PROCEDURES AT THE 2011 ANNUAL MEETING

The presiding officer at the Annual Meeting will determine how business at the Annual Meeting will be conducted. Only nominations and other proposals brought before the Annual Meeting in accordance with the advance notice and information requirements of our Bylaws will be considered, and no such nominations or other proposals were received. Under our Bylaws, complete and timely written notice of a proposed nominee for election to our Board at the Annual Meeting or a proposal for any other business to be brought before the Annual Meeting must have been received by our Secretary not later than 60 days nor earlier than 90 days prior to the meeting date corresponding with the previous year’s annual meeting of shareholders, which for purposes of this Annual Meeting was no earlier than May 6, 2011 nor later than June 6, 2011. Additionally, such notice for any nomination or proposal must have contained the specific information required by our Bylaws, including, among other things, the name and address of the shareholder making the nomination; a representation that the shareholder will appear at the Annual Meeting; the name, age, business and residence, and occupation of the nominee; any arrangements or understandings between the shareholder and nominee relating to the nomination; and the consent of the nominee to serve if elected. This summary information regarding our Bylaws is qualified in its entirety by reference to the full text of the Bylaws, which can be found on our website at www.arcticcat.com (select the “Corporate” link, then the “Investor Information” link and then the “Corporate Governance” link).

BENEFICIAL OWNERSHIP OF CAPITAL STOCK

The following table presents information as to the beneficial ownership of our capital stock at June 6, 2011 (unless otherwise indicated) by (i) the only shareholders known to us to hold 5% or more of such stock, (ii) the director nominees, and each of our directors and named executive officers and (iii) all directors and executive officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

Beneficial Owners	Capital Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock	Percent of Outstanding Shares of Capital Stock
Suzuki Motor Corporation 300 Takatsuki-cho Hamamatsu-shi Shizuoka-ken, Japan 432-8611	6,102,000	(2)	0%	33.6%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	787,690	(3)	6.5%	4.3%

Blackrock Inc 40 East 52nd Street New York, NY 10022	878,640	(4)	7.3%	4.8%

FMR, LLC 82 Devonshire Street Boston, MA 02109	1,388,895	(5)	11.5%	7.6%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	915,585	(6)	7.6%	5.0%

Christopher A. Twomey	1,047,337	(7)	8.7%	5.8%
Claude J. Jordan	195,949	(7)	1.6%	1.1%
Timothy C. Delmore	363,063	(7)	3.0%	2.0%
Mary Ellen Walker	101,045	(7)	*	*
Roger H. Skime	214,573	(7)	1.8%	1.2%
Robert J. Dondelinger	157,787	(7)	1.3%	*
Masayoshi Ito	—	(8)	*	*
Susan E. Lester	53,386	(7)	*	*
Gregg A. Ostrander	88,386	(7)	*	*
Kenneth J. Roering	88,386	(7)	*	*
D. Christian Koch	18,252	(7)	*	*
Tony J. Christianson	16,252	(7)	*	*
All Directors and Officers as a Group (15 persons)	2,390,547	(7)	19.8%	13.1%

*	Less than 1%.
(1)	All outstanding shares of capital stock are Common Stock except shares held by Suzuki Motor Corporation (“Suzuki”) which are all Class B Common Stock. See the “Proposal 1—Election of Directors” section of this Proxy Statement.
(2)	Based on information included in a Schedule 13 G/A filed with the SEC on December 22, 2006. Suzuki has sole voting power and sole dispositive power over all the shares it holds.

(3)	Based on information included in a Schedule 13G/A filed with the SEC on January 11, 2011. Royce & Associates, LLC has sole voting power and sole dispositive power over all of the shares it holds.
(4)	Based on information included in a Schedule 13G filed with the SEC on February 2, 2011. Blackrock Inc. has sole voting power and sole dispositive power over all of the shares it holds.
(5)	Based on information included in a Schedule 13G/A filed with the SEC on February 14, 2011. FMR, LLC has sole voting power over 180,108 shares, no voting power over 1,220,380 shares, shared-defined dispositive power with Fidelity Management & Research Company and FMR Co., Inc. over 1,220,380 shares, shared-defined dispositive power with Strategic Advisers Incorporated over 112 shares and shared-defined dispositive power with Pyramis Global Advisors, LLC over 179,996 shares.
(6)	Based on information included in a Schedule 13G/A filed with the SEC on February 11, 2011. Dimensional Fund Advisors LP has sole voting power over 884,096 shares and no voting power over 31,489 shares.
(7)	Includes the following number of shares exercisable by the indicated individuals and group within 60 days from the date hereof pursuant to the exercise of outstanding stock options and stock settled appreciation rights: Mr. Twomey, 898,001 shares; Mr. Delmore, 309,757 shares; Mr. Jordan, 165,695 shares; Ms. Walker, 88,801 shares; Mr. Skime, 125,690 shares; Mr. Dondelinger, 121,522 shares; Ms. Lester, 49,801 shares; Mr. Ostrander, 85,801 shares; Mr. Roering, 85,801 shares; Mr. Christianson, 14,667 shares; Mr. Koch, 14,667 shares and all directors and officers as a group, 1,973,192 shares.
(8)	Excludes shares held by Suzuki.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934. Based solely on review of copies of those reports, or written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during the fiscal year ended March 31, 2011, except officer William J. Nee did not timely file a Form 3 upon becoming an officer and a Form 4 to report a grant of restricted stock, and officer Roger H. Skime did not timely file a Form 4 to report certain transactions involving our Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Restated Articles of Incorporation, the Board is divided into three classes of directors, with each director serving a three-year term. Generally, each year only one class of directors is subject to a shareholder vote, and approximately one-third of the directors belong to each class. The term of Mr. Dondelinger, a director since 1983, will end at the Annual Meeting due to age restrictions established in the Company’s governance policies and practices for its directors. It is intended that proxies will be voted for such nominees. We believe that the nominees will be able to serve, but should any of them be unable to serve as a director prior to the Annual Meeting, we will set the number of directors for the Company within the authorized range of three to nine directors at a lower number or leave the director seat open for future action by the Board.

This year, upon the recommendation of the Governance Committee, which is comprised of independent directors, the Board has nominated three directors: Kenneth J. Roering, Tony J. Christianson, and D. Christian Koch, each of whom is an incumbent director whose term expires this year. If elected, Messrs. Roering, Christianson and Koch’s terms will expire in 2014.

In addition, in accordance with a Stock Purchase Agreement dated July 18, 1988, between Suzuki and the Company, pursuant to which Suzuki now owns 6,102,000 shares of our Class B Common Stock (constituting all outstanding shares of Class B Common Stock), Suzuki is entitled to elect one member of the Board and does not vote with the holders of Common Stock in the general election of directors. Consequently, Suzuki will not be voting on the nominees at the Annual Meeting. In August 2004, Masayoshi Ito was elected to the Board by Suzuki and continues to serve in that capacity.

The name and age of the nominees and the other directors and their principal occupations are set forth below, based upon information furnished to us by the nominees and the directors. Unless otherwise indicated, the nominees and the directors have held their respective identified positions for more than the past five years. Each of Messrs. Roering, Christianson and Koch have been determined by the Governance Committee to qualify as an “independent director” as defined by the NASDAQ listing rules.

Name, Age and Principal Occupation	Director Since
Nominated for a term ending in 2014:

Kenneth J. Roering, 69, Currently a Professor of Marketing at the Carlson School of Management at the University of Minnesota; served as Department Chair for ten years and occupied the Pillsbury Company Chair in Marketing for 20 years; has published more than 70 articles in professional journals, written two books, and edited three collections of scholarly writings in the areas of marketing strategy and new product development; has received various teaching and research awards for his work including AMA Distinguished Faculty and University of Minnesota Outstanding Graduate Teacher; has consulted with more than 50 companies including American Express, Motorola, Ecolab, 3M, Cargill, Carlson Companies, Pillsbury, and Medtronic; has directed and participated in management development programs throughout the world; and was within the past five years a director of Transport Corporation of America, Inc., Enable Holdings Inc. and Innovex, Inc. With his extensive academic work and broad experience as a consultant for many respected companies, Mr. Roering brings to the Board extensive marketing and brand management expertise and experience and significant corporate governance leadership.	1996

	Name, Age and Principal Occupation	Director Since

	Tony J. Christianson, 59, Founder and Chairman of Cherry Tree Companies (investment management and investment banking firm) since October 1980; Director of AmeriPride Services Inc., The Dolan Company, Peoples Educational Holdings, Titan Machinery Inc., Znomics, Inc., Adam Smith Management, Adam Smith Family Advisors, and Trusted Financial Partners; within the past five years a director of Fair Isaac Corporation, Capella Education Company and Transport Corporation of America, Inc. Mr. Christianson’s extensive knowledge of capital management and financial and accounting issues, as well as his deep knowledge of and experience with a variety of businesses, many of which face similar issues as the Company, adds valuable perspective to the Board.	2009

	D. Christian Koch, 46, President of Carlisle Brake & Friction, Inc., a wholly-owned subsidiary of The Carlisle Companies, since January 2009; President of Asia Pacific, Carlisle Companies Incorporated from February 2008 to December 2009; Vice President and General Manager, Asia Pacific, for Graco Inc. (manufacturer of fluid handling systems) from June 2003 to January 2008. Mr. Koch’s operations and senior leadership experience with large companies, as well as his global sales experience, provide the Board with senior operating leadership perspective and a global sales and marketing perspective.	2009

Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2012:

	Gregg A. Ostrander, 58, Retired Executive Chairman of the Board of Directors of Michael Foods, Inc. (a food processing manufacturer); President/CEO of Michael Foods, Inc. from 1994 to 2007; Director of Michael Foods, Inc. and Carlisle Companies Incorporated; and within the past five years a director of Birds Eye Foods. Mr. Ostrander’s experience as chief executive officer of a publicly traded company and significant experience in the capital markets with sophisticated financial transactions provide the Board with a valuable perspective on operational and financial issues facing the Company, its shareholders and management.	1995

	Name, Age and Principal Occupation	Director Since

	Christopher A. Twomey, 63, Chairman of the Board since 2003; Chief Executive Officer of the Company from January 1986 to December 2010; director of The Toro Company. In his more than 25 years with the Company, Mr. Twomey has gained meaningful leadership experience and knowledge of the recreational vehicle industry. Mr. Twomey brings to the Board invaluable strategic, management, and operational experience. These skills, combined with his intimate knowledge of the Company’s challenges, opportunities and operations, are valuable assets to the Board.	1987

Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2013:

	Claude J. Jordan, 55, President and Chief Executive Officer of the Company since January 2011; President and Chief Operating Officer of the Company from August 2008 to December 2010; director of the Company since August 2010; Vice President of The Home Depot (home improvement specialty retailer) from 2007 to 2008; General Manager at THD At-Home Services, Inc., a wholly-owned subsidiary of The Home Depot from 2003 to 2007; various management positions at General Electric Company (diversified technology, media and financial services) from 1998 to 2003. Mr. Jordan brings to the Board an extensive background in consumer-oriented businesses, significant operating expertise and international business and mergers and acquisition experience. Mr. Jordan also has significant experience with respect to the internal operations of the Company.	2010

	Susan E. Lester, 54, Private investor; Chief Financial Officer, Homeside Lending, Inc. (a mortgage bank) from October 2001 to May 2002; Chief Financial Officer, U.S. Bancorporation (a commercial bank) from February 1996 to May 2000; director of PacWest Bancorp and Lender Processing Services, Inc. Ms. Lester brings to the Board financial expertise, extensive knowledge of accounting issues and senior leadership. These skills provide a strong foundation for Ms. Lester’s service to the Board in her position as Chair of our Audit Committee and meets the SEC definition of “audit committee financial expert.”	2004

	Name, Age and Principal Occupation	Director Since

Director whose term will expire at the Annual Meeting:

	Robert J. Dondelinger, 75, Retired former Co-owner and Chairman of the Board of Northern Motors (a General Motors dealership) from 1965 to December 2010. Mr. Dondelinger’s experience owning and operating a large automobile dealership, as well as his sales experience, provide the Board with valuable management, sales and marketing experience and dealer channel perspective.	1983

Director elected by holder of Class B Common Stock:

	Masayoshi Ito, 57, President of Suzuki Motor Espana, S.A.U. since February 2010; Deputy Executive General Manager, Global Marketing America/Europe/Oceania/Latin America, Suzuki Motor Corporation (a manufacturer of motorcycle and automotive products) and General Manager, America/Europe Motorcycle Marketing Department, Suzuki Motor Corporation from April 2004 to January 2010; Mr. Ito represents Suzuki pursuant to the rights granted in connection with its purchase of our Class B Common Stock. Mr. Ito’s international business experience in the recreational products industry is directly applicable to the Company’s business and markets.	2004

Vote Required. Each shareholder of Common Stock will be entitled to vote for three nominees and the three nominees with the greatest number of votes will be elected. As indicated above, the holder of Class B Common Stock does not vote in the general election of directors.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

CORPORATE GOVERNANCE

Governance Policies and Practices. The Board of Directors operates under a variety of policies and practices designed to ensure efficient, transparent and effective governance. Amongst other things, these policies and practices address Board size and composition; director selection and independence; director stock ownership guidelines and compensation; Committees; Chairman and CEO role; Lead Director position and responsibility; and CEO annual evaluation.

Additional information about these and other governance policies and practices may be found on our website at www.arcticcat.com under the “Corporate Governance” link. Our governance policies and practices are reviewed annually by the Governance Committee and changes are recommended to the full Board when appropriate.

Board Leadership Structure. The Board as a whole determines whether the role of the Chairman and the Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interests of the Company and its shareholders. Currently, the Chairman of the Board is Christopher A. Twomey who, prior to December 31, 2010, was the Chief Executive Officer of the Company. The Board believes this leadership structure is appropriate for the Company given Mr. Twomey’s extensive knowledge of the Company and the recreational vehicle industry. In addition, the Chair of the Governance Committee of the Board, Kenneth J. Roering, serves as the Board’s Lead Director. The Board believes it is appropriate to have a non-CEO Chairman for the reasons noted above, and also to have a Lead Director to serve as a link between executive management and the independent directors. The Lead Director presides over an executive session of the independent directors following each Board meeting and discusses director concerns, if any, with the Chairman and the CEO. The Lead Director also provides direction on agendas, schedules and materials for Board meetings.

The Board’s Role in Risk Oversight. The Audit Committee is responsible for overseeing our risk management structure on behalf of the full Board. The Audit Committee and the full Board assess the primary risks facing the Company, the Company’s risk management strategy and management’s plan for addressing these risks. The Compensation and Human Resources Committee oversees the risks associated with the Company’s compensation structure, including assessing the Company’s compensation policies and practices for its employees.

Director Attendance; Executive Sessions. During fiscal 2011, the Board met eight times. Each director, except the director elected by the holder of the Class B Common Stock, attended more than 75% of the meetings of the Board and any committee on which such director served. At each regular Board meeting, our non-employee directors met in executive session without management present and these sessions were presided over by our Lead Director.

Our policy is that all directors, except the director elected by the holder of the Class B Common Stock, should attend the annual meeting of shareholders. All directors elected by the holders of Common Stock attended the 2010 annual meeting of shareholders.

Board Committees.

The Board has established a Compensation and Human Resources Committee, an Audit Committee and a Governance Committee. The composition of each committee is as follows:

	Compensation & Human Resources	Audit	Governance
Robert J. Dondelinger		✓	✓
Susan E. Lester		Chair	✓
Gregg A. Ostrander	Chair	✓
Kenneth J. Roering	✓		Chair
Tony J. Christianson	✓	✓
D. Christian Koch	✓		✓
Masayoshi Ito

Compensation and Human Resources Committee. The Compensation and Human Resources Committee (the “Compensation Committee”), which currently consists of Messrs. Ostrander (Chair), Christianson, Koch and Roering, met six times during fiscal 2011. All members are independent directors as defined under the rules of The NASDAQ Stock Market. The Compensation Committee: (i) assists in defining our executive compensation philosophy and administering our compensation plans; (ii) reviews management’s recommendations with respect to the salaries and bonuses paid and stock option grants awarded to all executives; (iii) reviews our retirement plans and employee benefits; (iv) oversees and evaluates compensation-related risks; and (v) reviews and recommends to the Board approval of the “Compensation Discussion and Analysis” that appears in our annual proxy statement. The Compensation Committee determines compensation of all executive officers, except the Chief Executive Officer which is determined by the independent directors of the full Board following receipt of a recommendation by the Compensation Committee. In the performance of its duties, the Compensation Committee may select independent compensation consultants to advise the Compensation Committee when appropriate. In addition, the Compensation Committee may delegate authority to subcommittees where appropriate. The Compensation Committee Charter is available to shareholders on the “Corporate Governance” section of our website located at www.arcticcat.com.

Compensation and Human Resources Committee Interlocks and Insider Participation. The members of the Compensation and Human Resources Committee are named in the preceding section. No members of the Compensation and Human Resources Committee were officers or employees of the Company or any of its subsidiaries during the year, were formerly officers of the Company, or had any relationship otherwise requiring disclosure.

Audit Committee. The Audit Committee, which currently consists of Ms. Lester (Chair) and Messrs. Dondelinger, Ostrander and Christianson, met six times during fiscal 2011. All members of our Audit Committee are independent directors as defined under the rules of The NASDAQ Stock Market. The Board has determined that Susan E. Lester is an “audit committee financial expert” as that term is defined in rules and regulations promulgated by the SEC. Other members of the Audit Committee may be considered financial experts based on past experience and positions held but the Board has not designated them as such. The Audit Committee: (i) has sole authority and direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm; (ii) meets with our independent registered public accounting firm and representatives of management to review our internal and external financial reporting, including periodically without management present; (iii) reviews the scope of the independent registered public accounting firm’s examination and audit procedures to be utilized; (iv) considers comments by the registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments; (v) pre-approves any audit and non-audit services to be provided by our independent registered public accounting firm; and (vi) reviews the role of the Board in its oversight of the Company’s risk management. The Audit Committee operates under a written charter adopted by the Board, which is available to shareholders on the “Corporate Governance” section of our website located at www.arcticcat.com.

Governance Committee. The Governance Committee, which currently consists of Messrs. Roering (Chair), Dondelinger and Koch, and Ms. Lester, met two times during fiscal 2011. All members are independent directors as defined under the rules of The NASDAQ Stock Market, and the Chair of the Governance Committee also serves as the Board’s Lead Director. The primary purpose of the Governance Committee is to ensure an appropriate and effective role for the Board in the governance of the Company. The primary recurring duties and responsibilities of the Governance Committee include: (i) reviewing and recommending to the Board corporate governance policies and procedures; (ii) reviewing our Code of Conduct and compliance therewith; (iii) identifying director candidates, including recommendation to the full Board of the slate of nominees; (iv) educating our directors; (v) evaluating the Board; and (vi) recommending to the Board compensation policies, practices and levels of compensation for the Board. The independent directors of the full Board vote to approve the slate of director nominees identified by the Governance Committee. The Governance Committee Charter is available to shareholders on the “Corporate Governance” section of our website located at www.arcticcat.com.

Identifying New Director Nominees. In identifying prospective director candidates, the Governance Committee considers its personal contacts, recommendations from shareholders and recommendations from business and professional sources, including executive search firms. An executive search firm has been used in the past to identify director candidates. The Governance Committee’s policy is to consider qualified candidates for positions on the Board recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership, rather than directly nominate an individual, should submit the recommendations in writing to our Secretary at least 90 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders, with the submitting shareholder’s name and address and pertinent information about the proposed nominee similar to that set forth for the nominees named in this Proxy Statement. When evaluating the qualifications of potential new director candidates, or the continued service of existing directors, the Governance Committee considers a variety of criteria, including the individual’s integrity, inquisitiveness, experience dealing with complex problems, specialized skills or expertise, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director and ability to fully perform the duties of a director. Additionally, while the Governance Committee does not have a formal policy with respect to diversity, it seeks to have a Board that is diverse in terms of its background, skills, perspectives and experiences, and gives due consideration to contributions to diversity on the Board when evaluating the qualifications of any potential director candidate. While candidates recommended by shareholders will generally be considered in the same manner as any other candidate, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution resulting from such service.

A shareholder intending to independently nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Governance Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. These are described above under “Procedures at the 2011 Annual Meeting.” Shareholders wishing to recommend for nomination or to nominate a director should contact our Secretary for a copy of the relevant procedure for submitting recommendations and nominations and a full delineation of the criteria considered by the Governance Committee when evaluating potential new directors or the continued service of existing directors.

Communications with the Board. Our Board provides a process for shareholders to send communications to the Board. The manner in which shareholders can send communications to the Board is set forth on the “Corporate Governance” section of our website located at www.arcticcat.com.

Director Independence. There are no family relationships between our director nominees, directors or executive officers. In addition, Messrs. Christianson, Dondelinger, Koch, Ostrander and Roering and Ms. Lester, the non-employee directors on the Board, are “independent” directors as defined under the rules of The NASDAQ Stock Market. Mr. Twomey is not an independent director due to his former position as CEO of the Company; Mr. Jordan is not an independent director due to his current position as CEO of the Company; and Mr. Ito is not an independent director due to his employment with Suzuki, a significant shareholder of the Company.

Code of Conduct. Our Board has adopted a code of ethics known as the “Arctic Cat Code of Conduct,” which applies to the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions, as well as our other officers, directors, employees, consultants, agents and representatives. We believe that the Arctic Cat Code of Conduct not only documents our historic good business practices, but sets forth guidelines for ensuring that all our personnel act with the highest standards of integrity. The Arctic Cat Code of Conduct is available on the “Corporate Governance” section of our website located at www.arcticcat.com. We intend to disclose any future amendments to, or waivers for directors and executive officers of, the Arctic Cat Code of Conduct on our website promptly following the date of such amendment or waiver.

Director Compensation. The Governance Committee has the responsibility of, from time to time, reviewing the director compensation and recommending changes, if any, to the full Board for approval. As a part of its review, the Governance Committee receives information and analysis from Towers Watson, an independent compensation consultant, regarding director compensation practices and amounts for other publicly traded companies. Compensation of non-employee directors is designed to attract and retain highly qualified individuals that can best represent the interests of our shareholders. To further align the interests of directors and shareholders, a large portion of director compensation is comprised of automatic grants of stock options and restricted stock units. Management directors and the representative of the holder of Class B common stock do not receive any compensation for their service as directors.

All non-employee directors currently receive $35,000 per year, $1,000 per Board and committee meeting attended, $7,500 additional compensation per year if they serve as Chair of the Governance Committee or the Compensation Committee and $10,000 if they serve as Chair of the Audit Committee. In addition, non-employee directors receive reimbursement of out-of-pocket expenses incurred on our behalf. For fiscal 2011, each non-employee director other than the representative of the holder of Class B Common Stock received an option to purchase 11,000 shares of our Common Stock at the fair market value on April 1, 2010, the date of grant. For fiscal 2012 each non-employee director other than the representative of the holder of Class B Common Stock received on April 1, 2011 an option to purchase 6,000 shares of our Common Stock at an option price equal to the fair market value of our Common Stock on the date of grant and restricted stock units with a grant date value of $25,000. These options have terms expiring ten years following the date of grant and are subject to a three-year vesting requirement, and these restricted stock units have a three-year vesting requirement; all were granted pursuant to the 2007 Omnibus Stock and Incentive Plan (the “2007 Stock Plan”). The director elected by the holder of Class B Common Stock is reimbursed only for out-of-pocket expenses incurred on our behalf.

Stock Ownership Guidelines. To further align the interests of our directors with those of our shareholders, the Board established stock ownership guidelines for non-employee directors. Within five years of the establishment of the ownership guidelines or, for new directors, within five years of joining the Board after the establishment of the ownership guidelines, each non-employee director is expected to own a dollar value of our common stock equal to at least four times the director’s then current annual cash retainer. As of the record date, Messrs. Dondelinger and Twomey both met the ownership guidelines. We believe that all non-employee directors will own the requisite amount of stock within the five year period of time.

In addition, non-employee directors are provided annual use of an ATV and a snowmobile. These products are for personal use and are returned to us each year except in the year of a director’s retirement, in which case the director is permitted to keep the vehicles (provided such director has served at least four full terms). We sell the returned products to dealers and employees for an amount greater than our cost. We provide these products to our non-employee directors because we believe it is important for our directors to be familiar with our products.

The following table summarizes the compensation paid to non-employee directors during fiscal 2011:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Tony J. Christianson	42,000	48,051	90,051
Robert J. Dondelinger	40,000	48,051	88,051
Masayoshi Ito	0	0	0
D. Christian Koch	40,000	48,051	88,051
Susan E. Lester	51,000	48,051	99,051
Gregg A. Ostrander	47,500	48,051	95,551
Kenneth J. Roering	43,500	48,051	91,551

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2007 Stock Plan during fiscal 2011. For additional information, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011. At fiscal-year end, Mr. Christianson held options to purchase 22,000 shares of Common Stock; Mr. Dondelinger held options to purchase 128,855 shares of Common Stock; Mr. Koch held options to purchase 22,000 shares of Common Stock; Ms. Lester held options to purchase 57,134 shares of Common Stock; Mr. Ostrander held options to purchase 93,134 shares of Common Stock; and Mr. Roering held options to purchase 93,134 shares of Common Stock.

The following table provides supplementary information regarding non-employee director option awards during fiscal 2011.

Name	Grant Date	Shares Granted #	Grant Date Fair Value of Awards
Tony J. Christianson	04/01/10	11,000	48,051
Robert J. Dondelinger	04/01/10	11,000	48,051
Masayoshi Ito	—	0	—
D. Christian Koch	04/01/10	11,000	48,051
Susan E. Lester	04/01/10	11,000	48,051
Gregg A. Ostrander	04/01/10	11,000	48,051
Kenneth J. Roering	04/01/10	11,000	48,051

Policies and Procedures Regarding Related Person Transactions. The Audit Committee, currently comprised of Ms. Lester (Chair) and Messrs. Ostrander, Christianson and Dondelinger, is responsible for the review and approval of all related-party transactions between us and any of our executive officers, directors or director nominees, or any immediate family member of any such person. In addition, all related-party transactions that come within the disclosures required by Item 404 of the SEC’s Regulation S-K must also be approved by the Audit Committee. The policies and procedures regarding the approval of all such related-party transactions have been approved at a meeting of the Audit Committee and are evidenced in our corporate records.

Suzuki is a related person by virtue of the company owning approximately 33.6% of our capital stock. Since we first began production in August 1983, we have purchased engines for our products from Suzuki pursuant to contracts which are renewed annually and which stipulate price and general terms of delivery of engines. During fiscal 2011, we paid Suzuki $33,215,384 for engines, service parts and engine drawings. The terms of the agreement were, and renewals are, the subject of arms-length negotiation on terms no less favorable to us than we could otherwise obtain.

In June 2010, we entered into an agreement with Suzuki under which we will no longer purchase snowmobile engines from Suzuki after December 2013. Through December 2020, Suzuki will continue to supply replacement parts for engines which it supplied to us prior to December 2013. We plan to build some of our engines at our engine assembly plant where we have built ATV engines since 2007. We may also purchase certain engines from other engine suppliers as appropriate.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis describes our compensation objectives and policies as well as the compensation awarded to the following named executive officers (“NEOs”) during fiscal year 2011 (“FY2011”):

•	Claude J. Jordan, Current President and Chief Executive Officer; former President and Chief Operating Officer

•	Christopher A. Twomey, Current Chairman; former Chief Executive Officer and Chairman

•	Timothy C. Delmore, Chief Financial Officer and Secretary

•	Mary Ellen Walker, Vice President, Parts, Garments, and Accessories

•	Roger H. Skime, Vice President, Snowmobile Research and Development

Effective January 1, 2011, Mr. Jordan, who served as our President and Chief Operating Officer since 2008, was elected President and Chief Executive Officer. Mr. Twomey retired from the CEO position effective on that same date and remains Chairman.

EXECUTIVE SUMMARY

Our overall performance during FY2011 was outstanding, exceeding the targets we set for ourselves at the beginning of the year. After a very challenging FY2010, we entered FY2011 expecting that the economy would continue to struggle and that consumer spending would remain weak limiting sales and earnings growth.

In spite of a weak economy, we were successful in achieving the following in FY2011:

•	Earnings Per Share (“EPS”) increased to $0.70 vs. $0.10 last year (initial estimate of $0.18 to $0.33 for FY2011).

•	Sales increased 3.1% compared to last year.

•	Net income increased to $13.0 million from $1.9 million last year.

•	Operating profit increased to $18.1 million from $1.3 million last year.

•	Cash rose to $125.1 million vs. $71.1 million last year.

The Compensation and Human Resources Committee’s decisions regarding performance goals and compensation opportunities for our senior management were shaped by the economic outlook at the beginning of FY2011, as well as the committee’s underlying philosophy of paying for superior performance and aligning the interests of our executives with the interests of our shareholders. Consistent with that philosophy, our FY2011 executive compensation program included financial performance targets that were considered challenging.

The Compensation and Human Resources Committee intends that our executive compensation program be market competitive, and align the interests of our executive officers with the interests of our shareholders. Consistent with these principles, the Compensation and Human Resources Committee targets Total Targeted Direct Compensation (base salary, annual incentive, and long term incentive pay) between the 85th and 115th percentiles of the market median. The amount actually paid upon the completion of the performance period may be higher or lower based on actual results over that period.

During FY2011, NEO base pay was restored to its FY2008 level following no increase in FY2009 and a 5% reduction in FY2010. The FY2011 annual incentive plan was similar to the plan followed in FY2010. In FY2011, annual incentive awards were paid one-half in cash based on attainment of net income targets and one-half in Stock Settled Appreciation Rights (“SSARs”). SSARs have performance contingent vesting in order to tie a portion of the annual incentive award to increases in the Company’s stock price.

In FY2012, decisions were made to change the structure and metrics of our compensation plans and are detailed in “FY2012 Executive Compensation Programs” below. Notable changes include the addition of sales growth as a metric for the annual incentive plan; movement away from the SSAR plan utilized the past three years and returning to a “cash only” annual incentive plan; a move towards granting a mix of 75% stock options and 25% restricted stock awards for the long-term incentive plan rather than granting solely stock options; as well as introducing a guideline that executive officers meet established share ownership requirements over the next five years.

The discussion that follows should be read in conjunction with the information provided in the “Executive Compensation and Other Information” section immediately following this Compensation Discussion and Analysis.

OBJECTIVES OF OUR PROGRAM

Our executive compensation philosophy is to attract and retain top talent and reward business results and individual performance in order to maximize shareholder returns. Specifically, our compensation program is designed to achieve the following objectives in a cost efficient manner:

•	Align the interests of management with those of shareholders;

•	Attract and retain management that contribute to our long-term success;

•	Pay for performance; and

•	Provide internal equity.

To achieve these objectives, we have designed an executive compensation program that continues to emphasize more shareholder-aligned compensation as a percentage of total targeted direct compensation as the level of authority of the executive officer’s position increases. The Compensation and Human Resources Committee believes that the compensation of those with the greatest overall responsibility for our performance should be subject to greater variability in compensation based on that performance. We do not, however, have specific policies governing the allocation of the total targeted direct compensation opportunity among its various components.

SUMMARY OF COMPENSATION PROGRAM COMPONENTS

The components of our NEO compensation are summarized in the following table. All of the components, individually and collectively, are structured for the general purpose of providing a competitive compensation program that will enable us to meet our objective of attracting and retaining highly qualified executives critical to our success.

Pay Component	Purpose	Key Features
Base Salary

•    Provide a fixed level of cash compensation on which executive officers can rely.

•    Recognize the contributions of our executives in their day-to-day responsibilities and their achievements.

•    Reflect the scope and complexity of our executive officers’ respective roles.

•    Reflect current and historical levels of individual performance.

Salary levels set based on an assessment of the following:

•    Level of responsibility.

•    Experience and time in position.

•    Individual performance.

•    Future potential.

•    Salary level relative to market median.

•    Internal equity considerations.

Salary levels are reviewed annually and adjusted as appropriate.

Annual Incentive Awards	Motivate executives to attain and exceed annual financial business results leading to increased shareholder returns.

Target incentive opportunity expressed as a percentage of executive officer’s base salary, based on the following:

•    Responsibilities of the position.

•    Expected level of contribution.

•    Consideration of market data.

Actual payouts may be less than or equal to maximum potential payouts based on degree to which objectives are achieved.

Long-Term Incentive (“LTI”) Awards

•    Stock option and restricted stock unit awards provided annually

•    Stock options and restricted stock may be granted occasionally (new hires, promotions, and special recognition)

Align executive officers’ interests with the interests of our shareholders. Attract and retain highly qualified executive officers.

Incentive opportunity based on the following:

•    Responsibilities of position.

•    Expected level of contribution.

•    Consideration of market data.

Stock options and restricted stock awards vest in three tranches (1/3 on each of the first three anniversary dates from the grant date). Stock options and restricted stock awards must be exercised by the 10th anniversary of the grant date.

Pay Component	Purpose	Key Features
Broad-based Employee Benefits and Perquisites	Provide an overall compensation package that is competitive with those offered by companies with whom we compete for executive talent.

Participation in the 401(k) plan and health and welfare plans on same terms as employees.

Executive officers are provided the following additional benefits:

•    Annual use of one ATV, one ROV, and two snowmobiles. These products are for business and personal use and are returned to us each year.

•    Supplemental life and disability insurance to provide a competitive death and disability benefit.

•    Reimbursement by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000, respectively.

Severance and Change in Control Arrangements

•    Attract and retain highly qualified executive officers.

•    Enable executive officers to evaluate potential transactions focused on shareholder interests.

•    Provide continuity of management.

•    Provide a bridge to next professional opportunity in the event of an involuntary termination.

•    Double-trigger change in control severance arrangements.

•    Severance for termination by the company “without cause” or by the executive “for good reason.”

•    Non-compete and non-solicitation restrictions following termination of employment.

DETERMINING EXECUTIVE COMPENSATION

The Process Followed by the Compensation and Human Resources Committee

The practice of the Compensation and Human Resources Committee is to meet in December and March of each year to: (i) establish the annual base salary and the annual incentive compensation opportunity for each of the executive officers for the upcoming year; (ii) determine long term incentive awards and any other equity-based awards to be granted to executive officers for the upcoming fiscal year; and (iii) consider any plan changes for the upcoming year. During May of each year, once audited financial results are available, the Compensation and Human Resources Committee meets to certify the annual incentive compensation to be paid to each executive officer based on the predetermined compensation plan and the actual financial results for the prior year.

When making individual compensation decisions for the executive officers, the Compensation and Human Resources Committee takes many factors into account. These factors include subjective and objective considerations of each individual’s skills, performance and level of contribution towards desired business objectives, our overall performance, retention concerns, the individual’s tenure and experience with us generally and in his or her current position specifically, the recommendations of management, the individual’s current and historical compensation, the Compensation and Human Resources Committee’s compensation philosophy, and comparisons to other comparably situated executive officers. The Compensation and Human Resources Committee’s process utilizes input and analysis from a number of sources, including management, independent directors of the Board, the Compensation and Human Resources Committee’s independent compensation consultant, Towers Watson, and market studies and other comparative compensation information.

The Compensation and Human Resources Committee uses this information in conjunction with its own review of the various components of our executive compensation program to determine the base salary, annual incentive target and percentage of base pay, and long-term incentive awards for our executive officers.

Role of Executive Officers in Determining Compensation

The Compensation and Human Resources Committee meets annually with our CEO to review the performance of our other executive officers. The Compensation and Human Resources Committee also receives recommendations from our CEO, with the assistance of our Vice President, Human Resources (for executive officers other than himself), regarding base salary, annual incentive award targets and long-term incentive award amounts for all executive officers, excluding the CEO.

In determining the CEO’s compensation, the Compensation and Human Resources Committee considers comparative compensation information and input from Towers Watson and our Vice President, Human Resources and makes a recommendation to the Board of Directors for consideration and approval.

The Compensation and Human Resources Committee considers input from our CEO, and the Vice President, Human Resources when developing and selecting metrics and performance objectives for our annual incentive plan.

Role of the Compensation Consultant

Towers Watson, a nationally recognized compensation consulting firm, provides the Compensation and Human Resources Committee with an annual compensation market analysis for our executive officers; makes recommendations on the executive pay programs; reviews, participates and comments on executive and board compensation matters; and provides updates on legal and other developments and trends in executive compensation.

Each year, Towers Watson is engaged to provide market data for all of our executives, including our named executive officers. This market data is derived from the executive database within the Towers Watson Data Bank, which is a published compensation survey. The data in the compensation survey (there were 809 participating companies in the 2010 survey) is size adjusted, using a regression analysis, for our revenue size. The market data provided by Towers Watson is in aggregate form for each position in which an executive serves. Individual data for participating companies in the survey is not provided and, therefore, not considered when determining executive compensation in total or for any individual component.

FY2011 EXECUTIVE COMPENSATION PROGRAMS

The elements of our executive compensation program include: base pay, annual incentive awards, long-term incentive awards, broad-based employee benefits, perquisites and severance and change-of-control arrangements. Each compensation component for the executive officers (excluding the CEO) is subject to the discretion of the

Compensation and Human Resources Committee and is determined on an individual basis. The CEO’s compensation is reviewed by the Compensation and Human Resources Committee but subject to the discretion of the Board of Directors. We believe that the total targeted compensation package provides a compensation package that is equivalent to that provided by comparable companies.

The Compensation and Human Resources Committee annually reviews competitive executive compensation data based upon a report compiled by Towers Watson. The Towers Watson report provides the Compensation and Human Resources Committee with market information at the 25th, 50th, and 75th percentiles for each executive officer position and pay component, and for total targeted direct compensation, and compares the actual and target compensation provided and intended to be provided to each executive officer to the market amounts. This market information is an important element reviewed by the Compensation and Human Resources Committee, which generally intends to target total compensation for our executive officers between the 85th percentile and 115th percentiles of the market median for comparable positions as set forth in the report. The Compensation and Human Resources Committee can and does, however, use discretion to adjust a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers.

Base Pay. In order to ensure our ability to attract and retain qualified executives, the Compensation and Human Resources Committee believes that base pay should generally be in the 85th percentile to 115th percentile of the market median. Other factors considered by the Compensation and Human Resources Committee in setting annual base pay for each of our executive officers include the individual’s level of responsibility, experience and time in the position, performance in the prior year, future potential and internal equity considerations. The Compensation and Human Resources Committee reviews these factors each year and adjusts them accordingly to assure that we are appropriately rewarding performance.

Because of the Company’s performance in FY2009, the base pay of all officers remained unchanged. During the FY2010 salary review, the base pay for all officers was reduced 5%. During the FY2011 review, that base pay reduction was reversed and all executive officers, including the CEO, had their FY2010 base pay amounts restored. In addition to base pay reductions being revised to FY2008 levels for the NEOs, two other compensation actions occurred in FY2011.

Mr. Jordan’s base pay for FY2011, after the restoration of the 5% base pay reduction from FY2010, was $425,000. On his January 1, 2011 election to the position of CEO, Mr. Jordan received a 17.6% increase to $500,000, an increase in annual incentive award at target from 50% to 55%, and options to purchase 5,300 shares of our common stock.

Mr. Delmore’s base pay for FY2011, after the restoration of the 5% base pay reduction from FY2010, was increased from $256,000 to $265,000. This increase of 3.5% was implemented to keep his base salary more competitive with the market. Mr. Delmore’s annual incentive award target also increased from 45% to 50% for FY2011.

Annual Incentive Awards. The Compensation and Human Resources Committee believes that placing a meaningful portion of an executive’s overall compensation at total risk, based on our earnings, is the best way to focus attention on our short and intermediate-term goals and encourage high levels of performance from each executive. The Compensation and Human Resources Committee also believes that a greater percentage of total compensation should be at risk as an executive’s responsibility increases.

In FY2011, annual incentive awards were paid one-half in cash based on attainment of net income targets and one-half in SSARs. SSARs have performance contingent vesting in order to tie a portion of the annual incentive award to increases in the Company’s stock price.

FY2011 Annual Incentive Weighting

	Annual Incentive as a % of Base Earnings at Target Performance	Cash Based Annual Incentive at Target Performance	SSAR Based Payout Grant Price = $11.05 Target: Share price must appreciate 18.1% for 30 out of any consecutive 40 day period - no SSARs are exercisable prior to March 31, 2011.
Mr. Twomey	60%	30%	30%
Mr. Jordan*	50% to 55%	25% to 27.5%	25%
Mr. Delmore	50%	25%	25%
Ms. Walker	45%	22.5%	22.5%
Mr. Skime	35%	17.5%	17.5%

*	Mr. Jordan’s annual incentive as a percent of base earnings at target moved to 55% at the time of his promotion to CEO.

Cash Based Portion of the Annual Incentive. Each NEO has a target payout expressed as a percentage of base pay. In FY2011, 50% of the annual incentive award was cash-based. Payment on the cash-based portion is based on attainment of a net income target. Payout below threshold performance is at 0%. Above threshold performance is payable according to the chart below:

	Cash Based Annual Incentive at Target Performance	Payout as a % of Base Pay at Threshold (80% of target performance)	Payout as a % of Base Pay at Target	Payout as a % of Base Pay at Maximum (120% of target performance)
Mr. Twomey	30%	6%	30%	60%
Mr. Jordan	25%	5%	25%	50%
Mr. Delmore	25%	5%	25%	50%
Ms. Walker	22.5%	4.5%	22.5%	45%
Mr. Skime	17.5%	3.5%	17.5%	35%

Cash-Based Annual Incentive

Payout % at Key

Performance Levels

	Metric Weighting	Below Threshold	Threshold (80% of target performance)	Target	Maximum (120% of target performance)
Net Income	100%	$4,857,600	$4,857,600 and above	$6,072,000	$7,286,400 and above
Payout as a % of Target Award		0%	20%	100%	200% (Incentive is capped at 200%)

Discussion on Results and FY2011 Payout on the Cash Portion of the Annual Incentive: In FY2011, we delivered $13.1 million in net income. This performance level far surpassed the target payout level and exceeded the maximum payout performance level. This performance level delivered the maximum payout of 200% of the target award on the cash portion of the annual incentive plan.

SSAR Portion of Annual Incentive. For FY2011, each NEO received one-half of their potential annual incentive award in SSARs which have a performance vesting component. The SSAR vests and the executive is able to exercise the SSAR only after one year from the grant date and only after the Company’s stock appreciates at least 18.1% above the grant price for 30 out of any 40 consecutive days. SSARs that fail to vest have no value.

Clawback. It is the Board’s policy that the Compensation and Human Resources Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash incentive compensation paid to the NEOs and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements. Where applicable, we will seek to recover any amount determined to have been inappropriately received by an executive officer. This situation has never occurred in our history.

Long-Term Incentives. Aligning the interests of management with those of shareholders is accomplished through longer term incentives directly related to the improvement of long-term shareholder value. The Compensation and Human Resources Committee believes this is accomplished with the award of stock options. For the NEOs, stock options valued at amounts designed to bring total executive compensation generally in line with median market levels are awarded annually and vest over three years. In determining the size of stock option grants to the NEOs, the Compensation and Human Resources Committee considers similar awards to individuals holding comparable positions in the market.

Stock Option Awards. We do not backdate stock options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our stock options are granted at fair market value at the beginning of the fiscal year, with all required approvals obtained in advance or on the actual grant date. Executive officers are awarded stock options with an exercise price equal to the fair market value of our Common Stock on the date of grant. Our general practice is to grant options only on the annual grant date. In some cases, newly hired or promoted executives that are eligible to receive options receive their award of stock options on the date of their hire or promotion. Stock options granted to executive officers, including the named executive officers, vest in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date.

In fiscal 2011, the Stock Grant Subcommittee of the Compensation and Human Resources Committee of the Board made the annual grants of stock options described in the Summary Compensation Table to the named executive officers. The Stock Grant Subcommittee was comprised of Messrs. Ostrander and Roering, independent directors, who were also outside directors under applicable rules of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock options have value for the executive officers only if the price of our stock appreciates in value from the date of grant. Shareholders also benefit from such stock price appreciation. The Compensation and Human Resources Committee believes that stock options encourage and reward effective management which, in turn, results in the long-term financial success as measured by stock price appreciation. In addition, the Compensation and Human Resources Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success.

The Compensation and Human Resources Committee believes that significant long-term incentives are critical to assuring that executive and shareholder interests are aligned and expects executives to acquire ownership over time. The Compensation and Human Resources Committee also believes that stock ownership should increase as responsibility level increases within the Company. For FY2012, we have established stock ownership guidelines for our executive officers.

Broad-Based Employee Benefit Plans. We maintain certain broad-based employee benefit plans in which our executive officers, including the NEOs, have been permitted to participate, including retirement, life, and health insurance plans. Our retirement plan is a 401(k) plan which allows all eligible employees to make pre-tax contributions. Prior to April 1, 2009, we matched employee contributions in an amount equal to the employee’s contribution, up to a maximum of 3% of the employee’s cash compensation. The Company match was suspended as of April 1, 2009 and was not reinstated in FY2011.

Perquisites. Executive officers are provided annual use of one ATV, one ROV, and two snowmobiles. These products are for business and personal use and are returned to us each year. We provide executive officers with the use of the ATV, ROV and snowmobiles because the Compensation and Human Resources Committee believes that knowledge of and familiarity with our products is an important aspect of the executive officers’ jobs. We sell the returned products to dealers and employees for an amount greater than our cost. Income for the executive officers is not grossed up to pay for the associated taxes on the value of the products.

Executive officers also receive supplemental life and disability insurance to provide a competitive death and disability benefit. Income for the executive officers is not grossed up to pay for the associated tax liability on the insurance. Additionally, executive officers are reimbursed by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000, respectively. The reimbursements are considered taxable income to the executive.

Severance Arrangements. We have severance agreements in place with our executive officers that are designed to retain the executive officer and provide for continuity of management in the event of an actual or threatened change in control of the Company. The agreements provide that, in the event of a change in control, each executive officer would have specific rights and receive specified benefits if the executive officer is terminated without “cause” or voluntarily terminates his or her employment for “good reason.” In addition, upon certain types of employment terminations (other than a termination following a change in control of the Company), severance benefits may be paid to the executive officer. Additional information regarding the severance agreements is provided in the section of this Proxy Statement entitled, “Potential Payments Upon Termination or Change-in-Control.”

Tax Deductibility of Pay. Section 162(m) of the Code imposes a $1 million limit on the amount that we may deduct for compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than the CEO and CFO) that are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. “Qualifying performance-based” compensation is compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders. We believe that all compensation paid under our executive compensation programs for FY2011 will be fully deductible for federal income tax purposes.

Consideration of Compensation-Related Risks. In connection with its oversight of compensation-related risks, the Compensation and Human Resources Committee annually evaluates whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. For

FY2011, the Compensation and Human Resources Committee evaluated the current risk profile of our compensation policies and programs for all of our employees, with particular emphasis on annual and long-term incentive compensation. In its evaluation, the Compensation and Human Resources Committee reviewed our executive compensation structure, identified important business risks that could materially affect the Company, and assessed how we managed or mitigated these risks in the design of our compensation structure. The Compensation and Human Resources Committee also considered the ability of our executive officers and other employees to affect changes in their incentive compensation that could create risk for the Company. Based on this evaluation, the Compensation and Human Resources Committee determined that its compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company.

FY2012 EXECUTIVE COMPENSATION PROGRAMS

Base Pay. The base pay of NEOs is reviewed and any increases are typically made effective in June of the current fiscal year. Effective June 2011, the base pay for Mr. Jordan is $550,000; Mr. Delmore, $275,000; Ms. Walker, $225,000; and Mr. Skime, $205,000.

Annual Incentive Plan. In FY2012, the annual incentive plan will contain two metrics; net sales and net income. In the past, the annual incentive was based solely on net income. We believe we are entering a period where an increased emphasis must be placed on growing revenue. With this in mind, 30% of the executive’s annual incentive will be based on growing net sales; 70% will be based on growing net income. Annual incentive awards are established and expressed as a percentage of base salary. Mr. Jordan’s annual incentive award increased from 55% to 60% on April 1, 2011. All other NEO annual incentive opportunity remained the same as the prior year. To receive a target annual incentive payout, net income would need to increase 15.4% and net sales would need to increase 8.1% over FY2011 results.

Long-term Incentive Awards. Effective April 1, 2011, NEOs received stock options exercisable at the Fair Market Value of the Company’s common stock on April 1, 2011 and restricted stock units (“RSUs”), with each option and RSU vesting over three years, for the number of shares indicated: Claude J. Jordan, 83,228 options and 9,987 RSUs; Timothy C. Delmore, 33,291 options and 3,995 RSUs; Mary Ellen Walker, 17,570 options and 2,108 RSUs; and Roger H. Skime, 15,853 options and 1,902 RSUs.

Share Ownership Guidelines. In March 2011, the Board of Directors approved and adopted share ownership guidelines for our executive officers. The guidelines are driven by the following objectives.

•	Align management and shareholder interests.

•	Encourage growth in shareholder value.

•	Be consistent with corporate governance best practices.

•	Ensure stock exposure via stock options is balanced with direct ownership.

•	Mitigate the potential for participants to unduly benefit from a short-term spike in price.

Officers now have a guideline for obtaining the following fixed number of shares by April 2016. Effective January 1, 2011, Mr. Twomey retired from his position as CEO, but maintains his position as Chairman. His stock ownership requirement is that of a Board Member and not as an executive officer.

NEO Stock Ownership Guidelines

Mr. Jordan	125,000 Shares
Mr. Delmore	35,000 Shares
Ms. Walker	35,000 Shares
Mr. Skime	17,500 Shares

Shares counted toward the guideline include shares owned (including in a 401(k), unvested restricted or deferred stock, and vested in-the money stock options (less exercise costs)). Unvested stock options and out-of-the-money stock options do not count toward the guideline.

Mr. Delmore and Mr. Skime have met the stock ownership guidelines. It is anticipated that all NEOs will meet stock ownership guidelines within the five year time horizon.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis. Based on the review and discussions, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE

COMPENSATION AND HUMAN RESOURCES COMMITTEE

OF THE BOARD

Gregg A. Ostrander (Chair)	Tony J. Christianson
D. Christian Koch	Kenneth J. Roering

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table summarizes the total compensation paid in fiscal 2011, 2010 and 2009 to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers whose compensation exceeded $100,000 for fiscal 2011. These individuals are referred to throughout this Proxy Statement as the “NEOs” or “named executive officers.” For a discussion of the amount of salary and bonus in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)		Total ($)
Christopher A. Twomey Chairman; Former Chief Executive Officer(4)	2011 2010 2009	486,661 521,389 549,300	(7)	816,703 472,306 507,495	329,400 0 0	188,780 13,285 16,857	(8)	1,821,544 1,006,980 1,073,652

Claude J. Jordan President and Chief Executive Officer; Former Chief Operating Officer(4)	2011 2010 2009	441,275 404,321 253,400		639,912 356,569 419,115	228,125 0 140,250	10,816 5,663 25,610		1,320,128 766,553 838,375

Timothy C. Delmore Chief Financial Officer and Secretary	2011 2010 2009	260,901 243,119 256,800		317,513 179,571 192,311	132,500 0 0	6,423 6,800 11,405		717,337 429,490 460,516

Mary Ellen Walker(5) Vice President—Parts, Garments and Accessories	2011 2010	222,225 212,929		212,760 121,177	101,250 0	6,027 6,319		542,262 340,425

Roger H. Skime(6) Vice President—Snowmobile Research and Development	2011	192,819		163,501	70,350	11,218		437,888

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2007 Stock Plan during fiscal 2011. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. Any performance-based awards included in these amounts have been valued based on the probable outcome of the performance condition(s) as of the grant date. For assumptions used in the valuation of such awards, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011. For further information on these awards, see the “Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2011” table included in this Proxy Statement.
(2)	Amounts reflect annual cash incentive awards based on corporate and individual performance. The awards are further described in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(3)	Includes the value of Company contributions to the named executive officer’s 401(k) retirement plan account, the value of Company payments to life insurance policies, and the value of certain perquisites including: relocation benefits; the aggregate incremental cost to Arctic Cat of providing certain Arctic Cat products to our named executive officers at no cost; and group long-term disability and medical coverage not provided generally to all employees. Certain of these items of compensation are described in further detail under the “Perquisites” section of the “Compensation Discussion and Analysis” of this Proxy Statement.

(4)	Mr. Twomey served as Chief Executive Officer through December 31, 2010 and currently serves as Chairman of the Board. Mr. Jordan began serving as Chief Executive Officer on January 1, 2011.
(5)	Ms. Walker was a named executive officer for the first time in fiscal 2010. As permitted by the SEC’s rules, only information relating to Ms. Walker’s compensation for the fiscal years during which she was a named executive officer is disclosed in the Summary Compensation Table and other compensation tables.
(6)	Mr. Skime was a named executive officer for the first time in fiscal 2011. As permitted by the SEC’s rules, only information relating to Mr. Skime’s compensation for the fiscal years during which he was a named executive officer is disclosed in the Summary Compensation Table and other compensation tables.
(7)	Includes payments received of $48,597 in accrued vacation earned by Mr. Twomey upon retirement as Chief Executive Officer.
(8)	Includes payments received of $175,000 deferred compensation earned by Mr. Twomey upon retirement as Chief Executive Officer.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED MARCH 31, 2011

All stock options and SSARs granted to each of the named executive officers were made under the Company’s 2007 Stock Plan. The stock options have an exercise price equal to the closing market price of the underlying security on the date of grant. In addition, the grant date is the date the grant was approved by the Compensation Committee. The stock options granted to the named executive officers in fiscal 2011 vest in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. The SSARs granted to the named executive officers in fiscal 2011 vest when the market price is equal to or greater than $13.08 for 30 out of the preceding 40 days and one year has lapsed from the grant date. The term of each SSAR is five years. There has been no repricing or other material modification of the stock options or SSARs granted to the named executive officers during the last fiscal year.

For a discussion of the amount of salary and bonus in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The following table summarizes grants of equity awards to each of the named executive officers during fiscal 2011:

Name	Grant Date	All Other Option Awards/SSAR Awards: Number of Securities Underlying Options/SSARs (#)	Exercise or Base Price of Option Awards/SSAR Awards ($/Sh)(1)		Grant Date Fair Value of Stock and Option Awards/SSAR Awards ($)
Christopher A. Twomey	04/01/2010 06/01/2010	Options 136,000 SSARs 36,666	$ $	10.79 11.05	679,891 136,812

Claude J. Jordan	04/01/2010 01/01/11 06/01/2010	Options 105,000 Options 5,300 SSARs 23,778	$ $ $	10.79 14.68 11.05	524,916 26,273 88,723

Timothy C. Delmore	04/01/2010 06/01/2010	Options 52,400 SSARs 14,889	$ $	10.79 11.05	261,958 55,555

Mary Ellen Walker	04/01/2010 06/01/2010	Options 34,100 SSARs 11,333	$ $	10.79 11.05	170,473 42,287

Roger H. Skime	04/01/2010 06/01/2010	Options 26,900 SSARs 7,778	$ $	10.79 11.05	134,479 29,022

(1)	Closing market price on the grant date.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2011

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2011:

	Option Awards/SSAR Awards
Name	Number of Securities Underlying Unexercised Options/SSARs			Option/SSAR Exercise Price ($)	Option/SSAR Expiration Date
	(#) Exercisable	(#) Unexercisable
Christopher A. Twomey		136,000	(1)	10.79	04/01/2020
	45,334	90,666	(1)	6.26	08/06/2019
	90,667	45,333	(1)	9.57	08/07/2018
	130,000			17.78	08/08/2017
	100,000			17.84	08/02/2016
	90,000			21.96	08/03/2015
		36,666	(2)	11.05	06/01/2015
	80,000			27.69	08/04/2014
	100,000			21.03	08/07/2013
	100,000			15.50	08/08/2012
	80,000			15.33	08/09/2011

Claude J. Jordan		5,300	(1)	14.68	01/01/2021
		105,000	(1)	10.79	04/01/2020
	35,000	70,000	(1)	6.26	08/06/2019
	46,667	23,333	(1)	9.88	08/25/2018
		23,778	(2)	11.05	06/01/2015
	25,250			4.16	04/13/2014

Timothy C. Delmore		52,400	(1)	10.79	04/01/2020
	17,467	34,933	(1)	6.26	08/06/2019
	34,934	17,466	(1)	9.57	08/07/2018
	50,000			17.78	08/08/2017
	50,000			17.84	08/02/2016
	40,000			21.96	08/03/2015
		14,889	(2)	11.05	06/01/2015
	35,000			27.69	08/04/2014
	50,000			21.03	08/07/2013

Mary Ellen Walker		34,100	(1)	10.79	04/01/2020
	11,367	22,733 34,100	(1) (1)	6.26	08/06/2019
	22,734	11,366	(1)	9.57	08/07/2018
	32,000			13.37	11/05/2017
		11,333	(2)	11.05	06/01/2015

Roger H. Skime		26,900	(1)	10.79	04/01/2020
		17,933	(1)	6.26	08/06/2019
	6,445	8,966	(1)	9.57	08/07/2018
	25,000			17.78	08/08/2017
	25,000			17.84	08/02/2016
	17,500			21.96	08/03/2015
		7,778	(2)	11.05	06/01/2015
	15,000			27.69	08/04/2014
	20,000			21.03	08/07/2013

(1)	Becomes exercisable with respect to one-third of the shares of Common Stock subject to the option on each annual anniversary of the grant date, beginning one year from the date of grant.
(2)	Becomes exercisable one year after grant date and the stock reaches a threshold price of $13.08 for 30 out of the 40 preceding days.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED MARCH 31, 2011

The following table provides information concerning the aggregate number of stock options exercised and shares of stock or stock units that vested for each of our named executive officers during fiscal 2011, and the aggregate dollar value realized by each of our named executive officers upon such exercise or vesting.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Christopher A. Twomey	72,190	(2)	$459,370	(2)	—		—
Claude J. Jordan	—		—		6,667	(3)	$52,203	(3)
Timothy C. Delmore	25,270	(4)	$162,074	(4)	—		—
Mary Ellen Walker	22,125	(5)	$230,715	(5)	—		—
Roger H. Skime	35,741	(6)	$227,061	(6)	—		—

1.	Amounts shown in this column are based on the difference between the fair market value of a share of our common stock on the date of exercise and the exercise price.
2.	Represents the grant of 32,940 SSARs at an exercise price of $7.53 and 39,250 SSARs at an exercise price of $4.25, and the sale of 72,190 shares of common stock acquired upon the exercise of the related SSARs at a market share price of $12.11 per share.
3.	Amounts in this column are based on the $7.83 fair market value of a share of our common stock on August 25, 2010.
4.	Represents the grant of 11,520 SSARs at an exercise price of $7.53, and 13,750 SSARs at an exercise price of $4.16, and the sale of 25,270 shares of common stock acquired upon exercise of the related SSARs at a market share price of $12.11 per share.
5.	Represents the acquisition of 12,000 SSARs at an exercise price of $4.16 and 10,125 SSARs at an exercise price of $7.53, and the sale of 22,125 shares of common stock acquired upon exercise of the related SSARs at a market share price of $16.13 per share.
6.	Represents the grant of 8,250 SSARs at an exercise price of $4.16, 7,035 SSARs at an exercise price of $7.53, a grant of incentive stock options to purchase 11,489 shares of common stock at an exercise price of $9.57 and a grant of non-qualified stock options to purchase 8,967 shares of common stock at an exercise price of $6.26, and the sale of 15,285 shares of common stock acquired upon exercise of the related SSARs at a market share price of $11.54 per share, 456 shares of common stock acquired upon exercise of the related stock options at a market share price of $15.02, and 20,000 shares of common stock acquired upon exercise of the related stock options at a market share price of $14.86.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of our executive officers, including the named executive officers, which provide, among other things, for a lump-sum cash severance payment to each executive officer equal to approximately three times the executive’s average annual compensation over the preceding five years plus certain fringe benefits under certain circumstances following a “change in control” of the Company. Such payments allow the Company to ensure that management remains in place and effectively functions in the event of a proposed change in Company ownership. In general, a “change in control” would occur when there has been any change in control required to be reported in our proxy statement, when 20% or more of our outstanding voting stock is acquired by any person, when current members of the Board or their successors elected or nominated by such members cease to constitute at least 75% of the Board, when we merge or consolidate with or sell substantially all our assets to any person or entity or when our shareholders approve a plan of liquidation or dissolution of the Company. The employment agreements also prohibit disclosure of our confidential information and require disclosure and assignment of inventions, discoveries and other works relating to the executive’s employment. If a “change in control” had occurred on March 31, 2011 and the executive officer’s employment was terminated by the executive for “good reason” (as defined in the respective employment agreements) or by us for other than “cause” (as defined in the respective employment agreements) or disability, the named executive officers would have received the amounts indicated, which includes deemed compensation during the preceding five years from the exercise of stock options and a reasonable estimate of the cost of life, disability, accident and health insurance benefits required to be provided by us for the 36-month period following such termination: Mr. Jordan, $1,629,850; Mr. Delmore, $1,111,664; Ms. Walker, $919,024; and Mr. Skime, $886,462. As Mr. Twomey retired as CEO in December 2010, no amounts would have been payable to Mr. Twomey under the above scenario on March 31, 2011.

If an executive officer fails to perform his or her duties due to disability, then we will pay to the executive officer his or her base salary at the rate in effect at the commencement of the period of such disability plus a pro rata portion of an amount equal to the year-end bonus for the fiscal year immediately preceding the change in control, until such time as the executive officer is determined to be eligible for long-term disability benefits in accordance with our insurance programs.

We have also entered into employment agreements with each of our executive officers, including the named executive officers, pursuant to which they will receive upon termination of employment (and with respect to Mr. Twomey, upon his voluntary termination, which termination occurred in December 2010), by us for other than “cause,” for a 12-month period, (i) with respect to Mr. Twomey, an amount equal to his average annual cash compensation over the five-year period immediately preceding the date of termination, and with respect to the other executive officers, an amount equal to their average annual salary over the three-year period immediately preceding the date of termination, and (ii) the employee benefits received prior to termination. The employment agreements also restrict each executive officer from certain competitive employment following termination and prohibit disclosure of our confidential information. If the named executive officers had been terminated on March 31, 2011 for a reason other than cause, they would have received the following amounts pursuant to the employment agreements: Mr. Twomey, $695,590; Mr. Jordan, $429,045; Mr. Delmore, $258,014; Ms. Walker, $224,167; and Mr. Skime, $202,549. Mr. Twomey’s payment represents actual amounts payable in connection with his retirement in December 2010.

The following table summarizes the amounts payable to the named executive officers following a termination of employment on March 31, 2011 under each of the above triggering events:

Name	Involuntary (Not for “Cause” or “Disability”) or for Good Reason Following Change in Control ($)	Involuntary (Not for “Cause”) ($)
Christopher A. Twomey	—	695,590	(1)
Claude J. Jordan	1,629,850	429,045
Timothy C. Delmore	1,111,664	258,014
Mary Ellen Walker	919,024	224,167
Roger H. Skime	886,462	202,549

1.	Represents amounts actually payable to Mr. Twomey in connection with his retirement in December 2010.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP, an independent registered public accounting firm, was our independent registered public accounting firm for fiscal 2011, and the Audit Committee has selected Grant Thornton LLP to serve as our public accounting firm for fiscal 2012. Grant Thornton LLP has served as our independent registered public accounting firm since 1990. A representative of Grant Thornton LLP is expected to attend the Annual Meeting. The representative will be able to make a statement if the representative desires to do so and will be available to respond to appropriate questions. Consistent with our Audit Committee Charter, the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and The NASDAQ Stock Market, the ratification of the appointment of an independent registered public accounting firm by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent registered public accounting firm.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional services performed by Grant Thornton LLP for the annual audit of our consolidated financial statements for the fiscal years ended March 31, 2011 and 2010 and fees billed for other services provided by Grant Thornton LLP during the fiscal years ended March 31, 2011 and 2010:

	2011	2010
Audit Fees(1)	$428,000	$433,000
Tax Fees(2)	141,000	136,000
All Other Fees(3)	128,000	51,000

Total	$697,000	$620,000

(1)	Consists of audit work performed in preparation of the annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.
(2)	Consists of fees and expenses for services related to tax compliance, tax advice and tax planning.
(3)	Consists of fees and expenses for services related to miscellaneous tax projects.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee pre-approved all of the audit and permissible non-audit services performed by Grant Thornton LLP during fiscal 2011 and 2010.

Board recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of four independent directors and operates under a written charter adopted by the Board, which can be viewed on the “Corporate Governance” section of our website located at www.arcticcat.com. Management is responsible for our consolidated financial statements and financial reporting process, including systems of internal control. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and expressing opinions as to their conformity with accounting standards generally accepted in the United States and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Grant Thornton LLP will express its own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and Grant Thornton LLP’s evaluation of our internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Our independent registered public accounting firm also provided to the Audit Committee, and the Audit Committee has received, the written disclosures required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed the fees indicated above and discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2011 filed with the SEC.

Submitted by the Audit Committee

of the Board

Susan E. Lester (Chair)	Gregg A. Ostrander Robert J. Dondelinger	Tony J. Christianson

PROPOSAL 3

EXECUTIVE COMPENSATION ADVISORY VOTE

As required by Section 14A of the Exchange Act pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Board is providing our shareholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes set forth on pages 18 through 33.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation programs are generally designed to (i) attract, retain, motivate and reward highly qualified and talented executives, including our named executive officers, that we believe will enable us to perform better than our competitors and drive long-term shareholder value; and (ii) reinforce desired financial business results to our executives, including our named executive officers, and motivate them to make decisions that produce such results. We believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders, with targeted incentive compensation for our named executive officers representing over half of their total target direct compensation. We believe that our executive compensation objectives and core principles have resulted in executive compensation decisions that have appropriately incentivized the achievement of financial goals that, despite recent challenging economic conditions, have benefited our Company and our shareholders and are expected to drive long-term shareholder value over time. For example:

•	Earnings Per Share (“EPS”) increased to $0.70 vs. $0.10 last year (initial estimate of $0.18 to $0.33) for FY2011.

•	Sales increased 3.1%.

•	Net income increased to $13.0 million from $1.9 million.

•	Operating profit increased to $18.1 million from $1.3 million.

•	Cash rose to $125.1 million vs. $71.1 million.

Accordingly, the Board recommends that our shareholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes.

Shareholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our Compensation and Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE RESOLUTION SET FORTH ABOVE ON THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, OR SAY-ON-PAY VOTE.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE

COMPENSATION ADVISORY VOTE

As required under Section 14A of the Exchange Act pursuant to the Dodd-Frank Act, the Board is asking our shareholders to indicate the frequency with which they believe an advisory vote on executive compensation advisory vote, or “say-on-pay” vote, such as that provided for in Proposal 3 above, should occur. Shareholders may indicate whether they prefer that we hold a “say-on-pay” vote every three years, every two years or every year, or they may abstain from this vote.

The Board has determined that a say-on-pay vote every three years is the best approach for our Company and our shareholders for a number of reasons, including:

•

It provides the Compensation and Human Resources Committee with the appropriate amount of time to consider the results of the say-on-pay vote and implement those changes which the committee believes best represents the sentiment of the shareholders.

•	It encourages a longer-term view of executive compensation by allowing our shareholders to offer input and then evaluate the efforts of the resulting changes on the overall performance of the Company.

Accordingly, the Board recommends that our shareholders vote for a frequency of every three years when voting on the advisory vote on the frequency of a say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, that the frequency with which they prefer to have a say-on-pay vote is:

•	every three years;

•	every two years;

•	every year; or

•	abstain from voting.

Shareholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, it is not binding on the Board and the Board may decide that it is in our and our shareholders’ best interests to hold a say-on-pay vote more or less frequently than the preference receiving the highest number of votes of our shareholders. Our Compensation and Human Resources Committee and Board expect to take into account the outcome of the vote when considering the frequency of future say-on-pay votes.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY OF EVERY THREE YEARS IN THE ADVISORY VOTE ON THE FREQUENCY OF AN EXECUTIVE COMPENSATION ADVISORY VOTE, OR SAY-ON-PAY VOTE.

OTHER MATTERS

Shareholder Proposals

The proxy rules of the SEC permit shareholders, after timely notice to a company, to present proposals for shareholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by corporate action in accordance with the proxy rules. Our annual meeting of shareholders for the fiscal year ending March 31, 2012 is expected to be held on or about August 2, 2012 and proxy materials in connection with that meeting are expected to be mailed on or about June 18, 2012. Shareholder proposals prepared in accordance with the proxy rules must be received by us on or before February 23, 2012. In addition, if we receive notice of a separate shareholder proposal before May 7, 2012 or after June 4, 2012, such proposal will be considered untimely pursuant to our Bylaws and Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, and the Proxy Agents may exercise discretionary voting power with respect to such proposal.

Shareholders desiring to recommend a director nominee to the Board, or to separately propose a director candidate, should review the procedures described under “Corporate Governance—Identifying New Director Nominees.”

Delivery of Documents to Shareholders Sharing an Address

Securities and Exchange Commission rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This rule benefits both you and us. We believe it eliminates irritating duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by writing to our Secretary at our principal executive office, 505 Highway 169 North, Suite 1000, Plymouth, MN 55441.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

Annual Report

Our Annual Report for the past fiscal year is enclosed herewith and contains our financial statements for the fiscal year ended March 31, 2011. A copy of Form 10-K, the Annual Report filed by us with the SEC, will be furnished without charge to any shareholder who requests it in writing from us, at our principal executive office, 505 Highway 169 North, Suite 1000, Plymouth, MN 55441.

The Board knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the Proxy

Agents intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

By Order of the Board of Directors,

Timothy C. Delmore, Secretary

ARCTIC CAT INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, August 3, 2011

4:00 p.m.

Arctic Cat Inc.

601 Brooks Avenue South

Thief River Falls, MN 56701

Arctic Cat Inc. 505 Highway 169 North, Suite 1000 Plymouth, MN 55441	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on August 3, 2011 or any postponements or adjournments thereof.

The shares of stock of Arctic Cat Inc. you hold will be voted as you specify on the reverse side.

By signing this proxy, you revoke all prior proxies and appoint Claude J. Jordan and Christopher A. Twomey as proxies (each with the power to act alone and with the power of substitution and revocation) to vote your shares as you designate on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting of Shareholders or any postponements or adjournments thereof.

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/acat Use the Internet to vote your proxy until 12:00 p.m. (CT) on August 2, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on August 2, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3, and for “3 Years” on Item 4.

1.	Election of directors:	01 Kenneth J. Roering 02 Tony J. Christianson	03 D. Christian Koch	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the current fiscal year.			☐	For	☐	Against	☐	Abstain

3.	To cast a non-binding advisory vote on named executive officer compensation.			☐	For	☐	Against	☐	Abstain

4.	To cast a non-binding advisory vote on the frequency of named executive officer compensation advisory votes.	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE RECOMMENDATIONS OF THE BOARD ON EACH PROPOSAL AND, IN THE DISCRETION OF THE NAMED PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark box, sign, and indicate changes below: ☐						Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.